Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE ADVISORY BOARD COMPANY

ARTICLE I

NAME

The name of the corporation is The Advisory Board Company (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle, and the name of the registered agent for service of process at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100) shares, all of which shall be common stock having a par value of $0.01 per share.

ARTICLE V

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors. The directors of the Corporation shall serve until the annual meeting of the stockholders of the Corporation or until their successor is elected and qualified. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of the directors of the Corporation need not be by written ballot. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

(a)    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

(b)    Indemnification.

(1)    Each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) (including an action by or in the right of the Corporation), by reason of the fact that he is or was serving as a director or officer of the Corporation (or is or was serving at the request of the Corporation in a similar capacity with another entity, including employee benefit plans), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law. This indemnification will cover all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts) reasonably incurred by the director in connection with a proceeding. All such indemnification shall continue as to a director or officer who has ceased to be a director or officer and shall continue to the benefit of such director’s or officer’s heirs, executors and administrators. Except as provided in paragraph (b)(2) of this Article VI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such director or officer who initiates a proceeding only if such proceeding was authorized by the board of directors of the Corporation. The right to indemnification conferred by this Article VI shall be a contract right and may include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). If the Delaware General Corporation Law requires, an advancement of expenses incurred by a director or officer in his capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined by final judicial decision that such director or officer is not entitled to be indemnified for such expenses under this Article VI or otherwise (hereinafter an “undertaking”).

(2)     If a claim under paragraph (b)(1) of this Article VI is not paid in full by the Corporation within ninety days after receipt of a written claim, the director or officer may bring suit against the Corporation to recover the unpaid amount. (In the case of a claim for advancement of expenses, the applicable period will be twenty days.) If successful in any such suit, the director or officer will also be entitled to be paid the expense of prosecuting such suit. In any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses), it shall be a defense that the director or officer has not met the applicable standard of conduct under the Delaware General Corporation Law. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, it shall be entitled to recover such expenses upon a final adjudication that the director or officer has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the board of directors of the Corporation to determine prior to the commencement of such suit that the director or officer has met the applicable standard of conduct for indemnification set forth in the Delaware General Corporation Law, nor an actual determination by the board of directors of the Corporation that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct, and, in the case of such a suit brought by the director or officer to enforce a right hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified or to such advancement of expenses under this Article VI or otherwise shall be on the Corporation.

(3)    The rights to indemnification and to the advancement of expenses conferred in this Article VI are not exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Corporation’s Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

(4)    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the Delaware General Corporation Law.

(5)    The Corporation shall indemnify its directors and officers to the fullest extent permitted by law. The Corporation, by approval of its board of directors, may in its discretion, indemnify the Corporation’s employees and agents. Any repeal or modification of this Article VI shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware in force at the time may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.